As filed with the Securities and Exchange Commission on November 4, 2009
Registration No. 333-30068

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
PEROT SYSTEMS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	7374	75-2230700
(State or other jurisdiction of	(Primary Standard	(I.R.S. Employer
incorporation or organization)	Industrial Classification	Identification No.)
	Code Number)
2300 West Plano Parkway
Plano, Texas 75075
(972) 577-0000
(Address, including Zip Code, Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Thomas D. Williams
Vice President, General Counsel and Secretary
Perot Systems Corporation
2300 West Plano Parkway
Plano, Texas 75075
(972) 577-0000
(Name, Address and Telephone Number, including Area Code, of Agent for Service)
Copy to:
John Martin
Soren Lindstrom
Baker Botts L.L.P.
2100 Ross Avenue
Dallas, Texas 75201-2980
(214) 953-6500

     Approximate date of commencement of proposed sale to the public: Not Applicable.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐

SIGNATURES

TERMINATION OF REGISTRATION
     This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by Perot Systems Corporation, a Delaware corporation (“Perot Systems”), relates to the Registration Statement on Form S-4 (File No. 333-30068) filed by Perot Systems on February 10, 2000 (the “Registration Statement”) with the Securities and Exchange Commission, pertaining to the registration of up to 5,000,000 shares of Perot Systems’ Class A Common Stock, par value $0.01 per share (the “Common Stock”) to be offered and sold in connection with potential future business combinations. As of the date hereof, Perot Systems has issued and sold 3,483,736 shares of Common Stock registered under the Registration Statement.
     On September 20, 2009, Perot Systems entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Dell Inc., a Delaware corporation (“Dell”), and DII – Holdings Inc. (the “Purchaser”), a Delaware corporation and an indirect, wholly-owned subsidiary of Dell, providing for, among other things, the merger of the Purchaser with and into Perot Systems (the “Merger”), with Perot Systems continuing as the surviving corporation and an indirect, wholly-owned subsidiary of Dell. Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, the Purchaser commenced a tender offer (the “Offer”) to purchase all of the shares of Common Stock issued and outstanding (the “Shares”) for $30.00 per Share (the “Offer Price”) without interest thereon and less any applicable withholding or stock transfer taxes. The Offer commenced on October 2, 2009 and expired on November 2, 2009.
     On November 3, 2009, the Merger became effective as a result of the filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware. As a result of the Merger, each Share outstanding immediately prior to the Merger (other than Shares held in the treasury of or reserved for issuance by Perot Systems and Shares owned by Dell or the Purchaser, or direct or indirect wholly-owned subsidiaries of Dell or Perot Systems, all of which were cancelled and extinguished, and any Shares held by stockholders who validly exercise appraisal rights under Delaware law) was automatically converted into the right to receive the Offer Price without interest thereon and less any applicable withholding or stock transfer taxes.
     As a result of the Merger, Perot Systems has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by Perot Systems to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, Perot Systems hereby removes from registration all shares of Common Stock registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment, consisting of 1,516,264 shares of Common Stock.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on this 3rd day of November, 2009.

PEROT SYSTEMS CORPORATION
By:	/s/ John E. Harper
	Name:	John E. Harper
	Title:	Vice President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons on November 3, 2009 in the capacities indicated.

SIGNATURE	TITLE

/s/ Peter A. Altabef Peter A. Altabef	President and Chief Executive Officer (Principal Executive Officer)

/s/ John E. Harper John E. Harper	Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Robert J. Kelly Robert J. Kelly	Corporate Controller (Principal Accounting Officer)

/s/ Janet B. Wright Janet B. Wright	Director